HARNEYS

Harney Westwood & Riegels LP
Craigmuir Chambers
PO Box 71
Road Town
Tortola VG1110
British Virgin Islands
Tel: +1 284 494 2233
Fax: +1 284 494 3547

10 December 2020

greg.boyd@harneys.com
+1 284 852 4317
049177.0002-GAB-MTT

Wunong Net Technology Company Limited
30 de Castro Street
P.O. Box 4519
Road Town
Tortola
British Virgin Islands

Dear Sir or Madam

Wunong Net Technology Company Limited, Company No 2000335 (the *Company*)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal advisers to the Company in connection with the Company's registration statement on Form F-1 and accompanying prospectus registered with the Securities and Exchange Commission (the ***Commission***) on or around the date of this opinion under the United States Securities Act of 1933, as amended (the ***Securities Act***)(the ***Registration Statement***), relating to the offering of ordinary shares in the Company (i) being issued by the Company (the ***IPO Shares***) and (ii) the sale of ordinary shares in the Company by Eternal Horizon International Company Limited (***Eternal Horizon***) (the ***Resale Shares***, collectively with the IPO Shares, the ***Shares***).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1), which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion or in relation to any British Virgin Islands companies other than the Company (including those British Virgin Islands companies, other than the Company, referenced in the Registration Statement).

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to the legal considerations and documents which we regard as necessary in order to issue this opinion, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1 **Existence and Good Standing**. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2 **Valid Issuance of Shares.** The IPO Shares to be sold and issued as contemplated by the Registration Statement have been duly authorised and, when issued and paid for in accordance with the Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Shares in the Company are deemed to be issued when the name of the shareholder is entered in the register of members of the Company. In addition, based on the Director's Certificate, the Resale Shares are duly authorised, fully paid and non-assessable.

3 **British Virgin Islands Law.** The statements in the prospectus forming part of the Registration Statement, including in particular the tax disclosure under the section headed "British Virgin Islands Taxation", to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

4 **No actions/proceedings.** The Public Searches do not show any pending action or court proceedings against the Company at the time of our search referred to at paragraph 4 of Schedule 1.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings "British Virgin Islands Taxation", "Enforceability of Civil Liabilities", and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Harney Westwood & Riegels LP

Harney Westwood & Riegels LP

SCHEDULE 1

List of Documents and Records Examined

1 a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 4 December 2019, which our searches dated 10 December 2020 indicated were not subsequently amended;

2 the records and information certified by Coverdale Trust Services Limited, the registered agent of the Company, on 10 December 2020 of the statutory documents and records maintained by the Company at its registered office (the ***Registered Agent's Certificate***);

3 the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 10 December 2020;

4 the records of proceedings on file with, and available for inspection on 10 December 2020 at the High Court of Justice, British Virgin Islands;

(3 to 4 above are the ***Public Searches***)

5 a copy of the unanimous written resolutions of the board of directors of the Company dated 10 December 2020 approving the filing of the Registration Statement and authorising issue of the Shares (the ***Resolutions***);

6 a copy of the director's certificate of the Company dated 10 December 2020 confirming that the Resale Shares are fully paid and are non-assessable (which means that no further sums are required to be paid by the holders thereof) (the ***Director's Certificate***); and

7 the Registration Statement,

(1 to 7 above are the ***Corporate Documents***).

SCHEDULE 2

Assumptions

1 **Authenticity of Documents.** All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement and the Resolutions have not been rescinded (save for any such rescission that has been notified to us in writing by the Company prior to the date of this opinion) and are true and accurate as respects the director considerations regarding conflicts of interests and the best interests of the Company.

2 **Corporate Documents.** All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent's Certificate was accurate as at the date of the passing of the Resolutions.

3 **No Steps to Wind-up.** Save for as recorded on the Public Searches reviewed by us, the directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

SCHEDULE 3

Qualifications

1 **Public Records.** Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a) in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b) failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c) a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d) although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed,

and accordingly our searches would not indicate such issues.

2 **Foreign Statutes.** We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3 **Amendment.** A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

4 **Good Standing.** To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

5 **Conflict of Laws.** An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6 **Sanctions**. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.